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EXHIBIT 1.1

                       PATHFINDER BUSINESS RESOURCES, INC.
                               33 ELEVENTH AVENUE
                       HUNTINGTON STATION, NEW YORK 11746



Windham Securities, Inc.
525B Mid Island Plaza
Hicksville, NY  11801

Gentlemen:

         In connection with an initial public offering ("IPO") of Pathfinder Business Resources, Inc. (the "Company"), which offering is being underwritten by Windham Securities, Inc. ("Windham") the following sets forth our understanding with respect to Windham providing financial advisory services for the Company.

         1. For a period of one (1) year commencing on the date hereof, Windham will render financial consulting services to the Company as such services shall be required but in no event shall such services require more than two business days per month. Your services shall include the following:

            (a) to advise and assist in matters pertaining to the financial requirements of the Company and to assist, as and when required, in formulating plans and methods of financing;

            (b) to prepare and present financial reports required by us and to analyze proposals relating to obtaining funds for our business, mergers and/or acquisitions;

            (c) to assist in our general relationship with the financial community including brokers, stockholders, financial analysts, investment bankers, and institutions;

            (d) to assist in obtaining financial management, and technical and advisory services, and financial and corporate public relations, as may be requested or advisable; and

            (e) to advise and assist the Company regarding shareholder relations including the preparation of the annual report and other releases.

         2. All services required to be performed hereunder shall be requested by the Company in writing and upon not less than seven business days notice, unless such notice is waived by you. Such notice shall be to the address specified above or to such other place as you shall designate to us in writing.



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         3. For Windham"s services to be performed hereunder, and for Windham"s continued availability to perform such services, the Company will pay Windham a fee in an amount equal to two (2%) percent of the gross proceeds of this offering (including the Over-Allotment Option) for services for one (1) year from the date hereof which sum is payable in full in advance at each closing date of the IPO. Further, we will reimburse Windham for such reasonable out-of-pocket expenses as may be incurred by Windham on the Company"s behalf, but only to the extent authorized by the Company in writing.

         4. This Agreement has been duly approved by the Company"s Board of Directors.

         5. Windham shall have no authority to bind the Company to any contract or commitment, inasmuch as Windham"s services hereunder are advisory in nature.

         6. Windham will maintain in confidence all proprietary, non-published information obtained by Windham with respect to the Company during the course of the performance of Windham"s services hereunder and Windham shall not use any of the same for its own benefit or disclose any of the same to any third party, without the Company"s prior written consent, both during and after the term of this Agreement.

         7. This Agreement shall not be assignable by either party without the other party's prior written consent.

         8. This Agreement shall be binding upon, and shall inure to the benefit of the Company"s and Windham"s respective successors and permitted assigns.

         9. The foregoing represents the sole and entire agreement between us with respect to the subject matter hereof and supersedes any prior agreements between us with respect thereto. This Agreement may not be modified, amended or waived except by a written instrument signed by the party to be charged. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of laws of such State.


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         Please signify your agreement to the foregoing by signing and returning to us the enclosed copy of this Agreement which will thereupon constitute an agreement between us.
                                   Very truly yours,

                                   PATHFINDER BUSINESS RESOURCES, INC

                                   BY
                                      ---------------------------------------
                                      Nicholas J. Seccafico, Jr., President

Agreed and Consented to:

WINDHAM SECURITIES, INC.


BY
   --------------------------------
      James Taormina, President